Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS first QUARTER 2021 Results

—Reports First Quarter Earnings of $2.10 per Diluted Share—

SANTA ANA, Calif., April 22, 2021 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the first quarter ended March 31, 2021.

Current Quarter Highlights

•	Total revenue of $2.0 billion, up 43 percent compared with last year
-	Closed title orders up 42 percent, driven by a 70 percent increase in refinance orders
-	Average revenue per order down 9 percent, driven by the shift to refinance transactions
•	Net realized investment gains of $66.8 million, or 46 cents per diluted share
-	Primarily due to gains recognized on venture investments of $42.1 million
•	Title Insurance and Services segment pretax margin of 17.1 percent, a first-quarter record
-	14.1 percent excluding net realized investment gains
•	Commercial revenues of $163.2 million, up 2 percent compared with last year
•	Title Insurance and Services segment loss rate reduced to 4 percent from 5 percent
•	Specialty Insurance segment pretax margin of 4.6 percent
-	2.7 percent excluding net realized investment gains
•	Repurchased 1.2 million shares for a total of $64.8 million at an average price of $52.86
•	Cashflow from operations of $223.9 million compared with $24.2 million last year, a first-quarter record
•	Debt-to-capital ratio of 25.0 percent, or 16.9 percent excluding secured financings payable of $645.5 million
•	In April, named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Total revenue	$2,025.7	$1,412.9
Income before taxes	306.0	72.3

Net income	$233.6	$63.2
Net income per diluted share	2.10	0.55

Total revenue for the first quarter of 2021 was $2.0 billion, an increase of 43 percent relative to the first quarter of 2020. Net income in the current quarter was $233.6 million, or $2.10 per diluted share, compared with net income of $63.2 million, or 55 cents per diluted share, in the first quarter of 2020. Net realized investment gains in the current quarter were $66.8 million, or 46 cents per diluted share, compared with net realized investment losses of $64.8 million, or 50 cents per diluted share, in the first quarter of last year. The net realized gains in the current quarter were primarily due to gains recognized

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First American Financial Reports First Quarter 2021 Results

on venture investments, compared with net realized losses in the first quarter of last year that were primarily driven by the change in the fair value of equity securities.

“First American delivered outstanding results this quarter as the purchase, refinance and commercial markets were all strong,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our title segment posted a pretax margin of 17.1 percent, a record for the first quarter.

“Our venture strategy is continuing to show financial benefit with $42 million in gains recognized this quarter. More importantly, these investments are providing us with deep insight into proptech companies and most of the firms we have invested in have become strategic partners. In the first quarter, we also deployed capital by repurchasing 1.2 million shares for a total of $65 million, at an average price of $52.86 per share.

“I'm proud to share that First American has been named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year. I credit this outstanding accomplishment to our employees, as it was achieved through their commitment to each other, our customers and the communities where they live.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	March 31,
	2021	2020
Total revenues	$1,885.1	$1,300.6

Income before taxes	$321.6	$73.0
Pretax margin	17.1%	5.6%

Title open orders(1)	363,200	354,400
Title closed orders(1)	287,600	202,700

U.S. Commercial
Total revenues	$163.2	$159.3
Open orders	32,700	31,600
Closed orders	16,600	16,400
Average revenue per order	$9,800	$9,700
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the first quarter were $1.9 billion, up 45 percent compared with the same quarter of 2020. Direct premiums and escrow fees were up 31 percent compared with the first quarter of 2020, driven by a 42 percent increase in the number of direct title orders closed that was partially offset by a 9 percent decline in the average revenue per direct title order closed. The average revenue per direct title order declined to $2,118, primarily due to the shift in the order mix from higher-premium commercial and purchase transactions to lower-premium residential refinance transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 41 percent in the current quarter as compared with last year.

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First American Financial Reports First Quarter 2021 Results

Information and other revenues were $275.4 million during the quarter, up 32 percent compared with the same quarter of last year. The increase was primarily due to the growth in mortgage originations that led to higher demand for the company’s title information products and the impact of the Docutech acquisition that closed in March of last year.

Investment income was $42.7 million in the first quarter, down $17.0 million, or 29 percent from the same quarter last year. The decline was primarily due to the impact of lower short-term interest rates on the investment portfolio and cash balances, partially offset by higher interest income from the company’s warehouse lending business. Net realized investment gains totaled $64.2 million in the current quarter, compared with net realized investment losses of $68.3 million in the first quarter of 2020. This quarter’s net realized investment gains were primarily driven by gains recognized on venture investments, compared with net realized losses in the first quarter of last year that were due primarily to the change in the fair value of equity securities.

Personnel costs were $504.1 million in the first quarter, an increase of $82.5 million, or 20 percent, compared with the same quarter of 2020. This increase was attributable to higher incentive compensation and an increase in the employee 401k match, due to rising profitability. Salary expense, overtime and temporary labor costs were also up due to the additional resources needed to process the elevated order volume.

Other operating expenses were $264.5 million in the first quarter, up $37.9 million, or 17 percent, compared with the first quarter of 2020. The increase was primarily due to higher production-related costs resulting from the growth in order volume, and higher software expense that was partly offset by lower travel expense.

The provision for policy losses and other claims was $60.1 million in the first quarter, or 4.0 percent of title premiums and escrow fees, a decrease from a 5.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year with no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $36.7 million in the first quarter, up $7.2 million, or 24 percent, compared with the same period last year, due to higher amortization of software and other intangibles related to recent acquisitions.

Pretax income for the Title Insurance and Services segment was $321.6 million in the first quarter, compared with $73.0 million in the first quarter of 2020. Pretax margin was 17.1 percent in the current quarter, compared with 5.6 percent last year. Excluding the impact of net realized investment gains and losses, the pretax margin was 14.1 percent this year, compared with 10.3 percent last year.

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First American Financial Reports First Quarter 2021 Results

Specialty Insurance

($ in millions)

	Three Months Ended
	March 31,
	2021	2020
Total revenues	$136.5	$122.0

Income before taxes	$6.3	$12.9
Pretax margin	4.6%	10.5%

Total revenues for the Specialty Insurance segment were $136.5 million in the first quarter of 2021, an increase of 12 percent compared with the first quarter of 2020. First-quarter revenue growth was driven by higher operating revenue in the home warranty business and higher net realized investment gains in both the home warranty and property and casualty businesses. The overall loss ratio for the segment was 62.7 percent, up from 52.3 percent last year, due to higher claim losses in both businesses. The home warranty business continued to experience elevated claims during the first quarter, primarily driven by the appliance and plumbing trades. The wind down of our property and casualty business is progressing on schedule, with policies beginning to non-renew in May. The property and casualty business posted a pretax loss of $6.6 million, primarily driven by higher losses related to weather events in the western U.S., compared with a pretax loss of $7.3 million in the first quarter of 2020.

Teleconference/Webcast

First American’s first-quarter 2021 results will be discussed in more detail on Thursday, April 22, 2021, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 6, 2021, by dialing 201-612-7415 and using the conference ID 13718763. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.1 billion in 2020, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2021, First American was named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year. More information about the company can be found at www.firstam.com.

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First American Financial Reports First Quarter 2021 Results

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; the coronavirus pandemic and responses thereto; impairments in the company’s goodwill or other intangible assets; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or other investments; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Financial Reports First Quarter 2021 Results

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports First Quarter 2021 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended
	March 31,
	2021	2020
Total revenues	$2,025,745	$1,412,943

Income before income taxes	$306,022	$72,324
Income tax expense	71,564	8,478
Net income	234,458	63,846
Less: Net income attributable to noncontrolling interests	842	642
Net income attributable to the Company	$233,616	$63,204

Net income per share attributable to stockholders:
Basic	$2.10	$0.56
Diluted	$2.10	$0.55

Cash dividends declared per share	$0.46	$0.44

Weighted average common shares outstanding:
Basic	111,113	113,556
Diluted	111,414	113,959

Selected Title Insurance Segment Information
Title orders opened(1)	363,200	354,400
Title orders closed(1)	287,600	202,700
Paid title claims	$39,969	$42,732

(1) U.S. direct title insurance orders only.

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First American Financial Reports First Quarter 2021 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	March 31,	December 31,
	2021	2020
Cash and cash equivalents	$2,026,024	$1,275,466
Investments	8,101,230	7,214,820
Goodwill and other intangible assets, net	1,558,227	1,573,102
Total assets	14,431,903	12,795,988
Reserve for claim losses	1,203,169	1,178,004
Notes and contracts payable	1,009,447	1,010,756
Total stockholders’ equity	$4,955,273	$4,909,972

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First American Financial Reports First Quarter 2021 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
March 31, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$785,675	$657,497	$128,178	$—
Agent premiums	845,292	845,292	—	—
Information and other	278,892	275,404	3,748	(260)
Net investment income	49,053	42,652	1,934	4,467
Net realized investment gains	66,833	64,213	2,620	—
	2,025,745	1,885,058	136,480	4,207
Expenses
Personnel costs	535,182	504,143	23,927	7,112
Premiums retained by agents	671,301	671,301	—	—
Other operating expenses	295,403	264,487	22,639	8,277
Provision for policy losses and other claims	140,447	60,111	80,336	—
Depreciation and amortization	38,298	36,713	1,549	36
Premium taxes	22,586	20,818	1,768	—
Interest	16,506	5,855	—	10,651
	1,719,723	1,563,428	130,219	26,076
Income (loss) before income taxes	$306,022	$321,630	$6,261	$(21,869)

Three Months Ended		Title	Specialty	Corporate
March 31, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$620,637	$501,301	$119,336	$—
Agent premiums	599,682	599,682	—	—
Information and other	211,512	208,273	3,439	(200)
Net investment income	45,874	59,668	2,584	(16,378)
Net realized investment (losses) gains	(64,762)	(68,299)	(3,390)	6,927
	1,412,943	1,300,625	121,969	(9,651)
Expenses
Personnel costs	429,660	421,615	21,446	(13,401)
Premiums retained by agents	475,381	475,381	—	—
Other operating expenses	257,240	226,595	21,548	9,097
Provision for policy losses and other claims	117,477	55,049	62,428	—
Depreciation and amortization	31,449	29,517	1,894	38
Premium taxes	17,315	15,519	1,796	—
Interest	12,097	3,973	—	8,124
	1,340,619	1,227,649	109,112	3,858
Income (loss) before income taxes	$72,324	$72,976	$12,857	$(13,509)

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First American Financial Reports First Quarter 2021 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Realized Investment Gains and Losses ("NRIG(L)")
(in thousands, except margin and per share amounts, unaudited)

	Three Months Ended
	March 31,
	2021	2020
Consolidated
Total revenues	$2,025,745	$1,412,943
Less: NRIG(L)	66,833	(64,762)
Total revenues excluding NRIG(L)	$1,958,912	$1,477,705

Pretax income	$306,022	$72,324
Less: NRIG(L)	66,833	(64,762)
Pretax income excluding NRIG(L)	$239,189	$137,086

Pretax margin	15.1%	5.1%
Less: Pretax margin impact of NRIG(L)	2.9%	(4.2)%
Pretax margin excluding NRIG(L)	12.2%	9.3%

Earnings per diluted share (EPS)	$2.10	$0.55
Less: EPS impact of NRIG(L)	0.46	$(0.50)
EPS excluding NRIG(L)	$1.64	$1.06

Title Insurance and Services Segment
Total revenues	$1,885,058	$1,300,625
Less: NRIG(L)	64,213	(68,299)
Total revenues excluding NRIG(L)	$1,820,845	$1,368,924

Pretax income	$321,630	$72,976
Less: NRIG(L)	64,213	(68,299)
Pretax income excluding NRIG(L)	$257,417	$141,275

Pretax margin	17.1%	5.6%
Less: Pretax margin impact of NRIG(L)	3.0%	(4.7)%
Pretax margin excluding NRIG(L)	14.1%	10.3%

Specialty Insurance Segment
Total revenues	$136,480	$121,969
Less: NRIG(L)	2,620	(3,390)
Total revenues excluding NRIG(L)	$133,860	$125,359

Pretax income	$6,261	$12,857
Less: NRIG(L)	2,620	(3,390)
Pretax income excluding NRIG(L)	$3,641	$16,247

Pretax margin	4.6%	10.5%
Less: Pretax margin impact of NRIG(L)	1.9%	(2.5)%
Pretax margin excluding NRIG(L)	2.7%	13.0%

Totals may not sum due to rounding.

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First American Financial Reports First Quarter 2021 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended
	March 31,
	2021	2020
Total revenues	$1,885,058	$1,300,625
Less: Net realized investment gains (losses)	64,213	(68,299)
Net investment income	42,652	59,668
Premiums retained by agents	671,301	475,381
Net operating revenues	$1,106,892	$833,875

Personnel and other operating expenses	$768,630	$648,210
Ratio (% net operating revenues)	69.4%	77.7%
Ratio (% total revenues)	40.8%	49.8%

Change in net operating revenues	$273,017
Change in personnel and other operating expenses	120,420
Success Ratio(1)	44%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports First Quarter 2021 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q121	Q420	Q320	Q220	Q120
Open Orders per Day
Purchase	2,275	1,925	2,405	1,919	1,978
Refinance	2,652	2,923	3,154	2,898	2,884
Refinance as % of residential orders	54%	60%	57%	60%	59%
Commercial	537	509	486	362	510
Default and other	491	273	370	310	345
Total open orders per day	5,954	5,629	6,416	5,489	5,716

Closed Orders per Day
Purchase	1,495	1,740	1,820	1,310	1,277
Refinance	2,506	2,430	2,320	2,222	1,451
Refinance as % of residential orders	63%	58%	56%	63%	53%
Commercial	272	307	248	232	265
Default and other	442	207	167	213	276
Total closed orders per day	4,715	4,684	4,555	3,977	3,269

Average Revenue per Order (ARPO)
Purchase	$2,794	$2,826	$2,726	$2,581	$2,526
Refinance	1,228	1,228	1,204	1,194	1,165
Commercial	9,838	11,703	8,993	7,373	9,690
Default and other	128	55	46	41	299

Total ARPO	$2,118	$2,457	$2,193	$1,950	$2,315

Business Days	61	63	64	64	62

(1) U.S. operations only.

Totals may not sum due to rounding.

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